Exhibit 21.1

Blink Charging Co.

List of Subsidiaries

Entity Name	State of Incorporation
Beam Charging, LLC	NY
Blink Charging, LTD	Israel
Blink Holdings B.V	Netherlands
Blink Charging Europe, LTD*	Cyprus
Blink Charging International LTD	Cyprus
Blink Network, LLC	AZ
Blink Charging, Inc.	DE
Blink Charging Group (CA), Inc.	CA

Blink I Holdings, LLC	FL
Blink/PAT LLC	PA
Blink/Brixmor, LLC	NY
EV Pass, LLC	NY
eCharging Stations, LLC	FL
Ecotality, Inc.	NV
BlueLA Carsharing LLC	CA
Blue Mobility LLC	CA
U-Go Stations Inc	PA
Blink EV LLC	TX

*- 40% owned